Exhibit 99.1

Neonode Reports Fourth Quarter and Year Ended December 31, 2014 Financial Results

STOCKHOLM, SWEDEN – March 12, 2015 – Neonode Inc. (NASDAQ: NEON), the optical touch technology company, today reported financial results for the fourth quarter and year ended December 31, 2014.

Recent Highlights:

●	Signed agreement with Global Tier One PC OEM for zForce PLUSTM touch enabled All In One PCs and Monitors
●	Signed agreement with Autoliv for zForce DRIVETM Active Sensor Steering Wheel applications
●	Volvo and an additional 2 automotive OEMs are in production using zForce CORETM touch technology for the in-car infotainment system
●	At the Geneva International Motor Show, Koenigsegg and another global automotive OEM launched new models that include zForce CORE touch for the in-car infotainment system
●	Amazon began shipping e-readers using zForce CORE touch solution in Q4 2014, but with revenue recognition for Neonode in Q1 2015
●	HP printers with zForce CORE touch solutions continues to ramp with 20+ models currently in the worldwide market
●	As of December 31, 2014 we have 59 patents issued globally and 117 pending

“I am excited to announce that we recently signed an agreement with one of the largest PC OEMs where we, along with our partners, will deliver touch and proximity modules for their PC products”, said Neonode CEO Thomas Eriksson.

"We continue to work with the leading printer OEMs developing multiple products for 2015 and beyond. These printer OEMs represent the majority of volumes for the printer market”, continued Mr. Eriksson.

“After 5 years of intense integration and development work we now have multiple automotive OEMs in production and more are coming to production during 2015 to begin shipping worldwide. Our zForce technology has been integrated into cars ranging from extremely high end to economy, which really show the versatility of our solutions. I am also happy to notice that the reviews on the Volvo XC90 have been very positive”, concluded Mr. Eriksson.

Financial Results for the Fourth Quarter of 2014

Fourth quarter 2014 consolidated net revenues increased 54% to $1.7 million compared to $1.1 million for the third quarter of 2014. On a year-over-year basis, fourth quarter 2014 revenues increased by 72%, primarily due to increased license fees and NRE fees earned from completed development projects.

Operating expenses increased 13% to $4.3 million for the fourth quarter of 2014 compared to $3.8 million for the same quarter in 2013 due to several factors including legal expense related to patent filings and non-recurring events, an increase in headcount, primarily in our sales and engineering departments due to increased activities in the automotive, printer and PC segments. Consolidated fourth quarter net loss was $3.1 million or $0.08 loss per share, compared with a net loss of $3.0 million or $0.08 loss per share for the comparable quarter in 2013.

Financial Results for the Year Ended December 31, 2014

Net revenues for the year ended December 31, 2014 was $4.7 million, compared to $3.7 million for the year ended December 31, 2013. Our net revenues for the year ended December 31, 2014 included $3.1 million from license fees due to product shipments from 16 customers and $1.6 million in NRE services from 22 customers. Our net revenues for the year ended December 31, 2013 included $2.9 million from license fees due to product shipments from 12 customers and $800,000 in NRE services from 22 customers.

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The increase in overall net revenues in the year ended December 31, 2014 compared to the year ended December 31, 2013 is primarily due to an increase in license fees and NRE fees from customers. NRE fee revenue doubled in 2014 compared to 2013.

Gross margin was $3.2 million for the year ended December 31, 2014 compared to $2.1 million for the year ended December 31, 2013. Our gross margin increased primarily due to improved profitability of NRE services combined with an increase of our license fees compared to 2013. The gross margin related to our license fees is 100%.  As license fees as a percentage of our total revenue increase, our gross margin will increase.

Operating expenses increased 16% to $17.4 million for the year ended December 31, 2014 compared to $15.0 million for the year ended December 31, 2013. The increase in operating expenses for 2014 compared to 2013 is primarily due to the same factors that were previously explained for the quarter.

As a result of the factors discussed above, we recorded a net loss of $14.2 million, or $0.36 per share, for the year ended December 31, 2014 compared to a net loss of $13.1 million, or $0.37 per share for the year ended December 31, 2013.

Cash totaled $6.1 million at December 31, 2014 compared to $8.8 million at December 31, 2013. Common shares on a fully diluted basis totaled 45.7 million on December 31, 2014 compared to 40.4 million at December 31, 2013.

Conference Call Information

The Company will host a conference call Thursday March 12, 2015 at 10AM Eastern Daylight Time (EDT) featuring remarks and Q&A hosted by Thomas Eriksson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #92050468. Please make sure to call at least five minutes before the scheduled start time. To register for the call, and listen online, please click: http://event.on24.com/r.htm?e=947672&s=1&k=5CABFEADAC6855B0A5ED81ABD80B3CAB

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion - 3/12/2015 (13:00PM EDT) to 4/12/2015 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID # 92050468.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, allowing companies to differentiate themselves by making high performing touch and proximity sensing solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing with high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring on any surface.

Neonode’s patented MultiSensing touch technology is developed for a wide range of devices like wearable’s, notebooks, all in one computers, monitors,  mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment and automotive systems. NEONODE, the NEONODE Logo, ZFORCE and MULTISENSING are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE, ZFORCE PLUS and ZFORCE DRIVE are trademarks of Neonode Inc. All other trademarks are the property of their respective owners. For more information please visit www.neonode.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

© 2015, Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

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NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash	$6,129	$8,815
Accounts receivable, net	1,106	969
Projects in process	200	736
Prepaid expenses and other current assets	513	616
Total current assets	7,948	11,136
Property and equipment, net	654	335

Total assets	$8,602	$11,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$566	$479
Accrued expenses	935	978
Deferred revenues	3,403	3,666
Current portion of capital lease obligations	61	-

Total current liabilities	4,965	5,123

Capital lease obligations, net of current portion	367	-
Total liabilities	5,332	5,123

Commitments and contingencies
Stockholders' equity:
Series B Preferred stock, 54,425 shares authorized with par value of $0.001; 83 shares issued and outstanding at December 31, 2014 and 2013. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)	--	--
Common stock, 70,000,000 shares authorized at December 31, 2014 and 2013 with par value of $0.001; 40,455,352 and 37,933,799 shares issued and outstanding at December 31, 2014 and 2013, respectively	40	38
Additional paid-in capital	169,010	157,994
Accumulated other comprehensive income	149	11
Accumulated deficit	(165,929)	(151,695)
Total stockholders' equity	3,270	6,348
Total liabilities and stockholders' equity	$8,602	$11,471

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NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2014	2013	2012
Net revenues	$4,740	$3,717	$7,137
Cost of revenues	1,509	1,642	1,465

Gross margin	3,231	2,075	5,672

Operating expenses:
Research and development	7,373	7,235	5,741
Sales and marketing	3,250	2,732	4,372
General and administrative	6,799	5,079	4,721

Total operating expenses	17,422	15,046	14,834

Operating loss	(14,191)	(12,971)	(9,162)

Other expense:
Other expense, net	(30)	--	--
Total other expense	(30)	--	--

Loss before provision for income taxes	(14,221)	(12,971)	(9,162)
Provision for income taxes	13	109	125

Net loss	$(14,234)	$(13,080)	$(9,287)
Loss per common share:
Basic and diluted loss per share	$(0.36)	$(0.37)	$(0.28)
Basic and diluted – weighted average number of common shares outstanding	39,532	35,266	33,003

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NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years ended December 31,
	2014	2013	2012

Net loss	$(14,234)	$(13,080)	$(9,287)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	138	6	(8)

Total comprehensive loss	$(14,096)	$(13,074)	$(9,295)

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NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014	2013	2012

Cash flows from operating activities:
Net loss	$(14,234)	$(13,080)	$(9,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,729	2,656	3,499
Bad debt expense	167	-	-
Depreciation and amortization	202	144	97
Loss on disposal of assets	16	8	-
Changes in operating assets and liabilities:
Accounts receivable	(304)	1,155	1,253
Projects in process	530	(736)	-
Prepaid expenses and other current assets	(60)	95	(296)
Accounts payable and accrued expenses	363	19	239
Deposits	-	-	(68)
Deferred revenues	(233)	938	819

Net cash used in operating activities	(11,824)	(8,801)	(3,744)

Cash flows used in investing activities:
Purchase of property and equipment	(115)	(155)	(310)
Proceeds from sale of property and equipment	7	-	-

Net cash used in investing activities	(108)	(155)	(310)

Cash flow from financing activities:
Proceeds from exercise of stock options	-	1,060	-
Proceeds from exercise of warrants	36	714	223
Principal payments on capital lease obligation	(34)	-	-
Proceeds from issuance of common stock, net of offering costs	9,253	6,892	-

Net cash provided by financing activities	9,255	8,666	223
Effect of exchange rates on cash	(9)	8	(12)

Net decrease in cash	(2,686)	(282)	(3,843)
Cash at beginning of year	8,815	9,097	12,940

Cash at end of year	$6,129	$8,815	$9,097

Supplemental disclosure of cash flow information:
Cash paid for interest	$14	$-	$-
Cash paid for income taxes	$5	$109	$125

Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment with capital lease obligation	$530	$-	$-

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